Exhibit 107

Calculation of Filing Fee Tables

Schedule TO

(Form Type)

Amprius Technologies, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Transaction Valuation

	Transaction value(1)	Fee rate	Amount of filing fee(2)

Fees to Be Paid	$7,850,000	$0.00014760	$1,158.66

Fees Previously Paid	—		—

Total Transaction Valuation	$7,850,000

Total Fees Due for Filing			$1,158.66

Total Fees Previously Paid			—

Total Fee Offsets			$1,158.66(3)

Net Fee Due			$—

Table 2 – Fee Offset Claims and Sources

	Registrant or filer name	Form or filing type	File number	Initial filing date	Filing date	Fee offset claimed	Fee paid with fee offset source

Fee Offset Claims	Amprius Technologies, Inc.	S-4	333-280445	June 24, 2024		$1,158.66(3)

Fee Offset Sources	Amprius Technologies, Inc.	S-4			June 24, 2024		$1,158.66(3)

(1)

The transaction valuation is estimated solely for purposes of calculating the amount of the filing fee. Amprius Technologies, Inc. (the “Company”) is offering (the “Offer”) holders the Company’s outstanding private placement warrants (the “Private Warrants”) to purchase up to 15,900,000 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), outstanding as of June 18, 2024 (excluding the 200,000 Private Warrants held by Justin Mirro, a member of the Company’s board of directors, who has waived his right to participate in the Offer) the opportunity to exchange such warrants and receive 0.197 of a share of Common Stock in exchange for each Private Warrant. The transaction value was determined pursuant to Rule 0-11(a)(4) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is equal to the sum of the product of: (a) 15,700,000, which is the maximum number of Private Warrants to be acquired in the Offer; and (b) $0.50, which is the book value of a Private Warrant, as computed as of March 31, 2024.

(2)

The amount of the filing fee is calculated pursuant to Rule 0-11(b) of the Exchange Act, which equals $147.60 for each $1,000,000 of the aggregate amount of the transaction valuation. The amount of the filing fee assumes that all outstanding Private Warrants of the Company will be exchanged for a maximum amount of 15,700,000 shares of Common Stock in the Offer.

(3)

The Company previously paid $1,158.66 upon the initial filing of its Registration Statement on Form S-4, filed with the U.S. Securities and Exchange Commission on June 24, 2024, in connection with the transaction reported hereby.